Exhibit 99.1

NEWS RELEASE
Contact: Jerri Fuller Dickseski jerri.dickseski@hii-co.com 757-380-2341

PHOTO RELEASE—Tracy B. McKibben Joins

Huntington Ingalls Industries’ Board Of Directors

NEWPORT NEWS, Va. (Dec. 14, 2018)—Huntington Ingalls Industries (NYSE:HII) announced today that Tracy B. McKibben has been elected to its Board of Directors, effective Thursday.

McKibben is the founder and CEO of MAC Energy Advisors, LLC, an investment and consulting company that provides integrated, innovative and cost-efficient energy solutions to help clients effectively use capital to strategically expand and leverage opportunities around the globe.

“We are very pleased to welcome Tracy to the Board of HII,” said Chairman of the Board Thomas B. Fargo. “She has proven financial expertise, an in-depth understanding of our government, and brings more than two decades of unique energy sector experience to HII, including more than 15 years’ focus on the areas of alternative and renewable energy, clean technology, water, infrastructure and sustainability management. Her demonstrated success in these arenas will help to create further momentum and value creation in our government services market growth opportunities. I am delighted to welcome her to an excellent team of directors and look forward to working with her.”

A photo of McKibben is available here:

https://newsroom.huntingtoningalls.com/file?fid=5c13b3492cfac20263b4eab3.

Before founding MAC Energy Advisors in 2010, McKibben served as managing director and head of Environmental Banking Strategy for Citigroup Global Markets. She also served on the National Security Council at the White House as director of European Economic Affairs and European Union Relations, as well as in various senior advisory roles within the U.S. Department of Commerce. Prior to her work in the public sector, she practiced law at Akin, Gump, Strauss, Hauer & Feld LLP, representing and advising clients on commercial and complex litigation matters, as well as corporate and multinational energy clients on global strategic investments.

She currently serves as a trustee at the New York Power Authority and as a director of Ecolab Inc. and USAA. She is also a member of the Council on Foreign Relations, a nonpartisan organization exploring public policy and corporate interactions.

McKibben received a Bachelor of Arts degree from West Virginia State University and a Juris Doctor from Harvard Law School.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

http://newsroom.huntingtoningalls.com

Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of professional services to partners in government and industry. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. HII’s Technical Solutions division provides a wide range of professional services through its Fleet Support, Mission Driven Innovative Solutions, Nuclear & Environmental, and Oil & Gas groups. Headquartered in Newport News, Virginia, HII employs more than 40,000 people operating both domestically and internationally. For more information, visit:

•	HII on the web: www.huntingtoningalls.com

•	HII on Facebook: www.facebook.com/HuntingtonIngallsIndustries

•	HII on Twitter: twitter.com/hiindustries

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com/media